UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, the Compensation Committee of the Board of Directors of PharmAthene, Inc. (the “Company”) approved the following additional compensation for Jeffrey Jones, Ph.D., the Company’s Vice President and Chief Operating Officer, and Philip MacNeill, the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary (effective May 1, 2015):

Dr. Jones is eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 50% of his base salary payable based on the achievement of certain pre-determined performance milestones, and may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee. If Dr. Jones is terminated other than for cause or he resigns for good reason, he is entitled to receive severance payments in the form of a continuation of his base salary in effect immediately prior to the termination for a period of nine months following the termination, and for the duration of such period, continuation of the benefits that had been provided to Dr. Jones immediately prior to termination under the same terms and conditions under which the benefits are provided to active employees of the same level and qualifications.

Mr. MacNeill is eligible to receive, at the sole discretion of the Compensation Committee, an annual cash bonus of up to 25% of his base salary payable based on the achievement of certain pre-determined performance milestones, and may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

By:	/s/ Philip MacNeill
Philip MacNeill Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Date:  May 1, 2015